Exhibit 18

Execution

Underwriting Agreement
relating to an Open Offer of Golden Meditech Holdings Limited

Golden Meditech Holdings Limited Bio Garden Inc.

LEVEL 25 ONE PACIFIC PLACE 88 QUEENSWAY HONG KONG TEL: +852 2841 6888 FAX: +852 2810 0235 www.minterellison.com

Table of Contents

Background		3

Agreed terms		5

1.	Definitions and interpretation	5

2.	Conditions Precedent	9

3.	Open Offer	10

4.	Undertakings by the Sole Underwriter	10

5.	Underwriting	11

6.	Allotment and Issue	13

7.	Fees and Expenses	13

8.	Representations, warranties and Indemnities	14

9.	Warranties of the Sole Underwriter	15

10.	Termination and force majeure	16

11.	Successors bound	17

12.	Assignment	18

13.	General	18

14.	Notices	19

15.	Governing law, jurisdiction and process agent	20

The Schedule – Warranties		21

Signing page		25

Underwriting Agreement

Date	27 July 2015

Parties

Name	Golden Meditech Holdings Limited (‘Company’)
Address	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

Name	Bio Garden Inc. (‘Bio Garden’)
Address	Portcullis TrustNet Chambers, PO Box 3444, Road Town, Tortola, British Virgin Islands

Background

A                                    As at the date of this Agreement, the authorised share capital of the Company is HK$600,000,000 divided into 3,000,000,000 Shares, of which 1,971,209,298 have been issued and are fully paid or credited as fully paid.

B                                    The Outstanding Derivative Instruments (excluding the Concert Group Derivative Instruments), if fully exercised and/or converted, will require the Company to issue up to 416,345,746 new Shares.

C                                    The Company proposes to offer (i) not less than 985,604,649 Offer Shares (assuming that none of the Outstanding Derivative Instruments will be exercised on or before the Record Date); and (ii) not more than 1,161,657,383 Offer Shares (assuming that all of the Outstanding Derivative Instruments (excluding the Concert Group Derivative Instruments) will be exercised and/or converted in full on or before the Record Date) for subscription by way of an open offer on the basis of one Offer Share for every two existing Shares held by the Eligible Shareholders whose names appear on the register of members of the Company at the close of business on the Record Date.

D                                    In connection with the underwriting of the Open Offer, the Company and the Sole Underwriter had entered into an underwriting term sheet dated 27 April 2015, such underwriting term sheet had been amended and supplemented by two supplemental agreements dated 29 May 2015 and 10 July 2015 respectively.

E                                     Application will be made to the Listing Committee for the listing of, and permission to deal in, the Offer Shares.

F                                      As at the date of this Agreement, the Sole Underwriter owns 370,650,000 Shares, representing approximately 18.80 per cent. of the issued share capital of the Company.

G                                    Pursuant to a letter of undertaking of the date of this Agreement, the Sole Underwriter (in its capacity as a Shareholder) has undertaken to the Company, among other things, (i) to subscribe for the Committed Shares; (ii) not to sell or otherwise dispose of any Shares or exercise any warrants, options or any rights in whatever forms or description it has to acquire additional interest in the capital of the Company before completion of the Open Offer; and (iii) to procure Mr. Kam Yuen not to sell or otherwise dispose of any Shares or exercise any warrants, options or any rights in whatever forms or description he has to acquire additional interest in the capital of the Company before completion of the Open Offer.

H                                   The Sole Underwriter has agreed to give, on the terms and conditions of this Agreement, an irrevocable undertaking in favour of the Company to subscribe for or procure subscription of all the Underwritten Shares which will be allotted to it as the sole underwriter of the Open Offer on the terms and conditions set out below.

Agreed terms

1.                                   Definitions and interpretation

1.1                            In this Agreement (including the recitals) the following expressions shall, unless the context otherwise requires, have the meanings set opposite them respectively:

“Agreement”	this underwriting agreement;

“Application Form”	the application form in such form as may be agreed between the Company and the Sole Underwriter to be issued to Eligible Shareholders in connection with the Open Offer on the Prospectus Issue Date;

“Business Day”

any day (other than a Saturday, Sunday or public holiday or a day on which a typhoon signal no. 8 or above or black rainstorm signal is hoisted in Hong Kong between 9:00 a.m. to 5:00 p.m.) on which licensed banks in Hong Kong are generally open for business;

“CCASS”	the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

“CCASS Underwritten Shares”	those Underwritten Shares which the Sole Underwriter request the Company to deposit into CCASS pursuant to clause 5.8(b);

“Committed Shares”

185,325,000 Offer Shares to be offered to the Sole Underwriter (in its capacity as a Shareholder) by the Company for subscription under the Open Offer, which the Sole Underwriter (in its capacity as a Shareholder) irrevocably undertakes to accept and subscribe pursuant to the letter of undertaking referred to in Background G;

“Companies Law”	the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Companies Ordinance”	the Companies Ordinance, Cap 622, Laws of Hong Kong;

“Concert Group”	Mr. Kam Yuen, Bio Garden and parties acting in concert with any of them;

“Concert Group Derivative Instruments”	collectively, 62,050,000 Warrants held by Bio Garden and 2,190,278 Share Options held by Mr. Kam Yuen;

“Convertible Notes”

the outstanding convertible notes issued by the Company on 13 November 2014 in the aggregate principal amount of US$20,000,000, which entitle the holders thereof to convert into approximately 112,973,760 new Shares at an adjusted conversion price of HK$1.372 per Share (subject to adjustment, if applicable);

“CWMO”	the Companies (Winding Up and Miscellaneous Provisions) Ordinance, Cap 32, Laws of Hong Kong;

“Disclosure”

(i) the disclosure made by the Company to the Sole Underwriter, whether in this Agreement or otherwise; and (ii) ) the disclosure made by the Company in the Open Offer Documents or other publicly available information and records of the Company, in each case whether prior to or after the date of this Agreement;

“Directors”	the directors of the Company;

“Eligible Shareholders”	Shareholders whose names appear on the register of members of the Company at 4:00 p.m. on the Record Date other than the Non-Eligible Shareholders;

“Excess Application Form”	the form of application for excess Offer Shares in such form as may be agreed between the Company and the Sole Underwriter;

“Executive”	Executive Director of the Corporate Finance Division of the SFC or any of his delegates;

“Final Acceptance Date’

29 September 2015 or such other date as may be agreed in writing between the Company and the Sole Underwriter and described as the latest time for acceptance of and payment for the Offer Shares in the Prospectus;

“Group”	the Company and the Subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Issue Price”	HK$1.00 per Offer Share;

“Latest Termination Time”

4:00 p.m. on 2 October 2015 or such other time and/or date as may be agreed in writing between the Company and the Sole Underwriter, being the latest time to terminate this Agreement pursuant to the terms hereof;

“Listing Committee”	the listing committee of the Stock Exchange;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;

“Non-Eligible Letter”

a letter from the Company to the Non-Eligible Shareholders advising them of the arrangements made for their entitlements under the Open Offer, in a form to be agreed between the Company and the Sole Underwriter;

“Non-Eligible Shareholders”

Shareholders whose addresses as shown on the register of members of the Company on the Record Date are outside Hong Kong and who, in the opinion of the Directors and in compliance with Rule 13.36(2)(a) of the Listing Rules, are to be excluded from the Open Offer;

“Offer Shares”

(i) not less than 985,604,649 new Shares (assuming that none of the Outstanding Derivative Instruments will be exercised on or before the Record Date); and (ii) not more than 1,161,657,383 new Shares (assuming that the Outstanding

Derivative Instruments (excluding the Concert Group Derivative Instruments) will be fully exercised and/or converted in full on or before the Record Date) proposed to be offered to the Eligible Shareholders for subscription under the Open Offer;

“Open Offer”	the proposed issue by the Company of the Offer Shares upon the terms and conditions mentioned herein and more particularly described in the Press Announcement and the Open Offer Documents;

“Open Offer Documents”	the Prospectus, the Application Form and the Excess Application Form;

“Outstanding Derivative Instruments”	the Convertible Notes, the Share Options and the Warrants to the extent that they remain convertible or exercisable as at the date of this Agreement;

“PRC”	the People’s Republic of China, and for the purpose of this Agreement, excluding Hong Kong and Taiwan unless otherwise stated;

“Press Announcement”	the press announcement relating to, inter alia, the Open Offer;

“Prospectus”	the document relating to the Open Offer to be despatched to the Shareholders on the Prospectus Issue Date;

“Prospectus Issue Date”	14 September 2015 or such other date as may be agreed in writing between the Company and the Sole Underwriter for the dispatch of the Open Offer Documents;

“Record Date”	11 September 2015 or such other date as the Company and the Sole Underwriter may agree in writing as the date for determination of entitlements to participate the Open Offer;

“Registrar”	Computershare Hong Kong Investor Services Limited, the Hong Kong branch share registrar and transfer office of the Company;

“RTGS”	Real Time Gross Settlement;

“SFC”	the Securities and Futures Commission;

“SFO”	the Securities and Futures Ordinance, Cap 571, Laws of Hong Kong;

“Shareholders”	holders of Shares;

“Share Options”

share options granted by the Company under the share option scheme adopted by the Company on 30 March 2005 and terminated upon the transfer of the listing of the Shares from the Growth Enterprise Market of the Stock Exchange to the Main Board of the Stock Exchange on 16 June 2009;

“Shares”	ordinary shares of HK$0.20 each in the capital of the Company;

“Sole Underwriter”	Bio Garden in its capacity as the sole underwriter to the Open Offer pursuant to the terms of this Agreement unless otherwise specified;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subsidiaries”	the subsidiaries (as “subsidiary” is defined in section 15 of the Companies Ordinance) of the Company as at the date hereof;

“Takeovers Code”	Codes on Takeovers and Mergers and Share Repurchases issued by the SFC;

“Underwriting Commitment”	the commitment to take up the Untaken Shares as described in clause 5.2 that the Sole Underwriter agreed to take up subject to and on the terms and conditions of this Agreement;

“Underwritten Shares”	such number of Offer Shares to be subscribed by the Sole Underwriter to the extent of its Underwriting Commitment in accordance with clause 5.1 of this Agreement;

“Untaken Shares”

those Offer Shares for which valid Application Forms or Excess Application Forms duly completed in accordance with the terms and conditions set out in the Open Offer Documents (accompanied by cheques or banker’s cashier orders for the full amount payable on application which are honoured on first or, at the option of the Company, subsequent presentation) have not been lodged for acceptance or received, as the case may be, on or before 4:00 p.m on the Final Acceptance Date;

“Warranties”	the representations and warranties under clause 8 and those set out in the schedule given by the Company subject to the Disclosure;

“Warrants”

the warrants issued by the Company pursuant to an instrument dated 4 June 2014 which entitle the holders thereof to subscribe for up to 277,242,549 new Shares at an adjusted subscription price of HK$1.39 per Share (subject to adjustment, if applicable);

“Whitewash Waiver”

a waiver from the Executive pursuant to Note 1 on dispensations from Rule 26 of the Takeovers Code in respect of Bio Garden’s obligation to make a mandatory offer under Rule 26.1 of the Takeovers Code for all the securities of the Company not already owned or agreed to be acquired by the Concert Group as a result of its underwriting obligations under this Agreement and/or pursuant to the Concert Group’s application for any excess Offer Shares which is accepted by the Company; and

“HK$”	Hong Kong dollars.

1.2                            Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.3                            References to the singular shall include the plural, references to any one gender shall include every gender, references to persons shall include bodies corporate and unincorporated; and (in each case) vice versa.

1.4                            References to “material” in this Agreement, including the schedules shall mean material in the context of the Open Offer (and “materially” shall be construed accordingly).

1.5                            References to parties, recitals, schedules and clauses are respectively to the parties, the recitals, schedules and clauses of this Agreement.

1.6                            Headings used in this Agreement are for convenience only and shall not affect its interpretation.

1.7                            References to times and days in this Agreement are, unless otherwise specified, to Hong Kong times and days.

2.                                   Conditions Precedent

2.1                            The obligations of the Sole Underwriter under this Agreement are conditional on:

(a)                              the passing of the necessary resolution approving the increase of the authorised share capital of the Company from HK$600,000,000 divided into 3,000,000,000 shares of HK$0.20 each to HK$1,000,000,000 divided in 5,000,000,000 shares of HK$0.20 each by the Shareholders who are entitled to vote on such resolution under the applicable laws and regulations (including without limitation the Listing Rules) at a general meeting of the Company;

(b)                              the passing of the necessary resolution(s) approving the Open Offer, this Agreement and the Whitewash Waiver by the Shareholders who are entitled to vote on such resolution(s) under the applicable laws and regulations (including without limitation the Listing Rules and/or the Takeovers Code, as applicable) at a general meeting of the Company;

(c)                               the Executive having granted the Whitewash Waiver and not having withdrawn or revoked such grant and the fulfillment of all conditions (if any) attached to the Whitewash Waiver;

(d)                              the delivery to the Stock Exchange and registration with the Registrar of Companies in Hong Kong respectively of one copy of each of the Open Offer Documents duly signed by two Directors (or by their agents duly authorised in writing) in accordance with the CWMO as approved by resolution of the board of Directors and all other documents required to be attached thereto not later than the Prospectus Issue Date and otherwise in compliance with the Listing Rules and the CWMO;

(e)                               the posting of the Open Offer Documents to the Eligible Shareholders and the posting of the Non-Eligible Letter accompanied by a copy of the Prospectus stamped “For Information Only” to the Non-Eligible Shareholders on the Prospectus Issue Date;

(f)                                the Listing Committee granting an approval for the listing of and permission to deal in the Offer Shares either unconditionally or subject to such conditions as the Company may accept;

(g)                               this Agreement not being terminated by the Sole Underwriter before the Latest Termination Time pursuant to the terms hereof;

(h)                              the Sole Underwriter not being discharged released from its obligations under this Agreement before the Latest Termination Time pursuant to the terms hereof; and

(i)                                  compliance with and performance of all the undertakings and obligations of the Company under clause 3.

2.2                            None of the conditions set out in clause 2.1 can be waived. If the conditions set out in clause 2.1 are not fulfilled by or at the time and/or date specified thereof (or if no time or date is specified, the Latest Termination Time), or shall become incapable of being fulfilled on or before such time, this Agreement may be terminated by the Sole Underwriter by written notice to the Company, in which case the Open Offer will not proceed and no party shall have any claim against any other party (save for any antecedent breaches hereof) save that all such reasonable expenses as may have been properly incurred by the Sole Underwriter in connection with the Open Offer shall be borne by the Company.

2.3                            Each party to this Agreement severally undertakes to the other parties to use its best endeavours to procure fulfilment of the conditions referred to in clause 2.1.

3.                                   Open Offer

Subject to the fulfilment of the conditions set out in clause 2.1:

(a)                              the Company will offer the Offer Shares to the Eligible Shareholders at the Issue Price on the terms and bearing such rights as set out in the Open Offer Documents to be posted to the Eligible Shareholders on the Prospectus Issue Date, on the basis that payment for each Offer Share shall be made in full on application not later than 4:00 p.m. on the Final Acceptance Date;

(b)                              the Company will on the Prospectus Issue Date post the Non-Eligible Letter to the Non-Eligible Shareholders each accompanied with a copy of the Prospectus stamped “For Information Only” in accordance with Section 155C of the CWMO;

(c)                               the Company will allot and issue the Offer Shares upon the terms and subject to the conditions set out in the memorandum of association and articles of association of the Company and in accordance with the Open Offer Documents; and

(d)                              the Company shall ensure that all applications pursuant to Excess Application Forms are properly processed and dealt with in accordance with the terms of the Prospectus and the Excess Application Forms and the Company undertakes that the allocation of such Offer Shares (if any) as are available to satisfy such applications shall be made at the discretion of the Directors, but on a fair and reasonable basis as far as practicable.

4.                                   Undertakings by the Sole Underwriter

4.1                            The Sole Underwriter represents to and irrevocably undertakes with the Company that, subject to the conditions set out in clause 2.1 being fulfilled, all Shares directly owned by it will remain registered in its name from the date hereof to the Record Date. The Sole Underwriter irrevocably undertakes with the Company that it shall subscribe for or procure subscription of the Underwritten Shares that will be allotted to it as the holder of such Shares under the Open Offer and will deliver to the Registrar no later than 4:00 p.m. on the Final Acceptance Date the duly completed Application Forms in respect of all such Offer Shares allotted to it under the Open Offer together with a cheque or banker’s cashier order or by RTGS for the full amount payable upon such Open Offer.

4.2                            The Sole Underwriter undertakes with the Company that it shall use all reasonable endeavours to ensure that (i) each of the subscribers or purchasers of the Untaken Shares procured by it or by the sub-underwriters shall be a third party independent of, not acting in concert with and not connected with, the Company, any of the Directors, chief executive of the Company or substantial Shareholders or its associates or parties acting in concert with them (except that the foregoing provisions under this clause shall not apply to the Sole Underwriter in its capacity as a substantial Shareholder and its associates or parties acting in concert); and (ii) the public float requirements under Rule 8.08(1)(a) of the Listing Rules be fulfilled by the Company upon completion of the Open Offer.

4.3                            In default of the Sole Underwriter complying with its obligations under clause 4.1, the Company shall, subject always to the provisions of clauses 2 and 10, be entitled (but not obliged) to allot and issue the Offer Shares for which the Sole Underwriter is obliged to subscribe for on the terms of the Prospectus in the name of the Sole Underwriter and payment for such Offer Shares at the Issue Price shall be made by the Sole Underwriter forthwith thereafter. Interest at the rate of 10 per cent. per annum shall be payable by the Sole Underwriter to the Company and calculated on a daily basis from the second Business Day immediately following the Final Acceptance Date up to but excluding the date on which payment is made by the Sole Underwriter. The rights of the Company under this clause 4.3 shall be in addition to, and not in substitution for, and shall not prejudice any other rights or remedies which the Company may have against each of the Sole Underwriter under or in respect of this Agreement.

5.                                   Underwriting

5.1                            Subject to the provisions of this Agreement, if and to the extent that at 4:00 p.m. on the Final Acceptance Date, there shall be any Untaken Shares, and subject to clause 5.5, the Sole Underwriter shall subscribe or procure subscription on the terms of the Open Offer Documents (so far as the same are applicable) for such Untaken Shares up to the Underwriting Commitment.

5.2                            The Untaken Shares that the Sole Underwriter agreed to take up subject to and on the terms and conditions of this Agreement are as follow:

(a)                              not less than 800,279,649 Underwritten Shares (assuming that none of the Outstanding Derivative Instruments will be exercised on or before the Record Date); and

(b)                              not more than 976,332,383 Underwritten Shares (assuming that the Outstanding Derivative Instruments (excluding the Concert Group Derivative Instruments) will be exercised and/or converted in full on or before the Record Date).

5.3                            For the avoidance of doubt, the Untaken Shares referred to in clause 5.2 do not include the Committed Shares.

5.4                            The Company hereby undertakes with the Sole Underwriter to accept applications on Excess Application Forms which shall have been submitted in accordance with the terms and conditions set out in the Open Offer Documents before calling on the Sole Underwriter to perform their obligations imposed by clause 5.1.

5.5                            The Company agrees that the Sole Underwriter may, at its own absolute discretion, appoint any other person to be sub-agent(s) for the purposes of sub-underwriting the Underwritten Shares pursuant to the Sole Underwriter’s appointment under clause 5.1. The Sole Underwriter shall procure the compliance by its sub-agent(s) with all relevant obligations and provisions to which the Sole Underwriter is subject or by which it is bound pursuant to this Agreement.

5.6                            In performance of its obligations hereunder, the Sole Underwriter shall comply fully with all relevant laws and regulations and shall not do or omit anything the doing or omission of which shall cause the Company or any of the Directors to be in breach of any relevant laws or regulations and in particular, but without prejudice to the generality of the foregoing, shall ensure that all offers made by it of the Offer Shares are made only in compliance with all relevant securities legislation and do not require the registration or filing of the Open Offer Documents or any of them or any other document as a prospectus or otherwise in any jurisdiction other than Hong Kong and Taiwan and the Sole Underwriter shall not make or purport to make on behalf of the Company any representation or warranty not contained in the Open Offer Documents.

5.7                            The Company undertakes to keep the Sole Underwriter regularly informed of the number of Offer Shares validly accepted or validly applied for, on or before 6:00 p.m. on each Business Day during the period up to the Final Acceptance Date and shall notify the Sole Underwriter in writing on or before 10:00 a.m. on the first Business Day immediately following the Final Acceptance Date of the total number of Untaken Shares (if any), and the Sole Underwriter shall, if there exists any Untaken Shares, subscribe or procure subscribers to subscribe for the Untaken Shares in accordance with clause 5.1 and pay or procure the payment of the aggregate Issue Price in respect thereof less any amount payable to the Sole Underwriter pursuant to clause 7, by not later than 5:00 p.m. on the second Business Day following the Final Acceptance Date.

5.8                            The Untaken Shares dealt with as provided in clauses 5.1 and 5.7 shall be duly allotted and issued and either:

(a)                              in respect of those Underwritten Shares which the Sole Underwriter requests the Company to issue in scrip form, the allottees thereof shall be duly entered on the register of members of the Company in respect of the Offer Shares so allotted and certificates in respect thereof shall be issued in such names and in such denominations as the Sole Underwriter may reasonably require and the same shall be delivered to the Sole Underwriter or as it may direct; or

(b)                              in respect of those Underwritten Shares which the Sole Underwriter requests the Company to deposit into CCASS, the Company shall credit to the Sole Underwriter’s designated account with CCASS and provide sufficient evidence or confirmation of the same to the Sole Underwriter and the Sole Underwriter shall provide confirmation to the Company that it has notified CCASS to accept the CCASS Underwritten Shares. If any of the CCASS Underwritten Shares are not accepted for deposit into CCASS by 2 October 2015 (or such other date as the Company and the Sole Underwriter may agree in writing) certificates in respect of such CCASS Underwritten Shares shall be issued in respect thereof on the basis set out in clause 5.8(a), as soon as reasonably practicable upon receipt by the Company of payment as provided in clause 5.7 and all obligations and liabilities of the Sole Underwriter under this Agreement shall thereafter cease.

5.9                            If the Sole Underwriter shall default in complying with its obligations under clauses 5.1 and 5.7, the Company is hereby irrevocably authorised to treat this Agreement as an application by the Sole Underwriter on and subject to the terms and conditions and on the basis of the information contained in the Open Offer Documents (other than as to the time and method of acceptance and payment) for the Untaken Shares which have not been taken up due to the default of the Sole Underwriter and to allot and issue the same to the Sole Underwriter upon such terms and conditions. In such event, the Sole Underwriter in default shall pay to the Company the full amount in respect of the Untaken Shares together with interest thereon at the rate of 10 per cent. per annum and calculated on a daily basis from the second Business Day immediately following the Final Acceptance Date up to but excluding the actual date on which payment is made by the Sole Underwriter less any amount payable to the Sole Underwriter pursuant to clause 7 against delivery by the Company to the Sole Underwriter (or as it may direct) of documentary evidence of entitlement to the Untaken Shares reasonably satisfactory to it. The rights of the Company under this clause shall be in addition to, and not in substitution for, and shall not prejudice any other rights or remedies which the Company may have against the Sole Underwriter or in respect of this Agreement.

6.                                   Allotment and Issue

6.1                            As soon as reasonably practicable following the determination of the basis of allocation of the Offer Shares and performance by the Sole Underwriter of its obligations under clause 5 (if called upon to do so), the Company shall duly allot and issue the Offer Shares validly accepted or validly applied for and shall issue certificates for the Offer Shares to the respective subscribers and allottees or their nominees (as the case may be) in accordance with the terms of the Open Offer Documents.

6.2                            The Underwritten Shares taken up by the Sole Underwriter as provided in clause 5 shall be duly allotted and issued and certificates in respect thereof shall be issued in such names and in such denominations as the Sole Underwriter may require and the same shall be delivered to the Sole Underwriter or as it may direct, as soon as reasonably practicable following receipt by the Company of payment as provided in clause 5.7.

7.                                   Fees and Expenses

7.1                            In consideration of the Sole Underwriter’s services and provided the Open Offer and this Agreement shall have become unconditional and the Open Offer shall have been completed in accordance with its terms, and that the Sole Underwriter shall have fulfilled all its obligations hereunder, the Company will pay to the Sole Underwriter an underwriting commission at the rate of 2 per cent of the amount being the Issue Price times the number of shares representing the Underwriting Commitment of and to the Sole Underwriter specified in clause 5.2(b), together with all reasonable costs, fees and out-of-pocket expenses properly incurred by the Sole Underwriter in connection with its underwriting of the Underwritten Shares.

7.2                            In addition, the Company will be responsible for all reasonable costs, charges and expenses relating or incidental to the making of the Open Offer including without limitation the costs, charges and expenses arising from the admission of the Offer Shares to listing on the Stock Exchange, all fees payable to the Registrar of Companies in Hong Kong, the fees and expenses of its auditors, legal advisers, the Registrar, and printing, advertising, brokerage, stamp duties and relevant trading fees and SFC transaction levy in Hong Kong.

7.3                            The Sole Underwriter shall be at liberty to deduct the amount of underwriting commission and all costs, charges and expenses as set out in clause 7.2 from the amount of any subscription moneys payable by it pursuant to clause 5 but in the event that the said commission and all costs, charges and expenses as set out in clause 7.2 are not discharged by deduction, the same shall be paid by the Company to the Sole Underwriter by not more than four Business Days after the Final Acceptance Date.

7.4                            The Company shall by not more than four Business Days after the Final Acceptance Date or the date when the relevant invoices are tendered to the Company, whichever is the later, pay all other costs, charges and expenses howsoever of or incidental to the Open Offer and the arrangements hereby contemplated including printing and translation charges, capital duty, the fees and disbursements of the Company’s reporting accountants, legal advisers (Hong Kong and overseas), Registrar and receiving bankers to the Open Offer (if any) and the fees payable to the Stock Exchange.

8.                                   Representations, warranties and Indemnities

8.1                            Subject to the Disclosure, the Company represents and warrants to the Sole Underwriter in the terms set out in the schedule as at the date of this Agreement. The Warranties shall be deemed to be repeated on the Prospectus Issue Date with respect (where relevant) to the Open Offer Documents in their final form and on the Final Acceptance Date, in each case with reference to the facts and circumstances then subsisting. The Company accepts that the Sole Underwriter is entering into this Agreement in reliance on such representations and warranties.

8.2                            The Company shall not do or omit to do (and shall procure that no subsidiary or associated company of the Company shall do or omit to do) any act or thing whereby any of the Warranties would become untrue or inaccurate in any material and adverse respect on the Prospectus Issue Date or on the Final Acceptance Date and undertake to notify the Sole Underwriter of any matter or event coming to their attention prior to the despatch of the Open Offer Documents or prior to the Final Acceptance Date which shows any Warranty to be or to have at any relevant time been untrue or inaccurate in any material respect or which, had the Warranties been repeated on each day prior to the Final Acceptance Date, would have shown any Warranty to be or to have at any relevant time been untrue or inaccurate in any material respect.

8.3                            If prior to the despatch of the Open Offer Documents or prior to 4:00 p.m. on the Final Acceptance Date, any matter or event comes to the attention of the Company as a result of which any Warranty if repeated immediately after the occurrence thereof would be untrue or inaccurate or which would render untrue, inaccurate or misleading any statement, whether of fact or opinion, contained in the Open Offer Documents if the same were issued immediately after such occurrence, the Company shall forthwith notify the Sole Underwriter thereof, but without prejudice to the rights of the Sole Underwriter pursuant to clause 10, the Company on the one hand and the Sole Underwriter on the other hand shall forthwith consult each other with a view to agreeing what steps should be taken (including without limitation notifying the Stock Exchange and taking any steps necessary to avoid a false market in the Offer Shares and deciding what changes, if any, should be made to the Open Offer Documents or, if the Open Offer Documents have already been despatched, what announcement or circular, if any, should be made or despatched). The Company agrees not to make any such changes or announcements or despatch any such circular without the prior consent in writing of the Sole Underwriter, such consent not to be unreasonably withheld or delayed.

8.4                            The Company shall on demand indemnify the Sole Underwriter and shall on demand hold the Sole Underwriter indemnified against all reasonable loss or liability of any nature (including, without limitation, claims, costs, charges and expenses) arising from or in respect of any breach by the Company of any provision of this Agreement, or any claim which may be brought or threatened to be brought against the Sole Underwriter (whether or not such claim is successfully compromised or settled), in each case arising out of or in relation to or by reason of the proper performance by the Sole Underwriter of its obligations hereunder (and provided that such loss or liability is not connected with any failure by the Sole Underwriter to comply strictly with their obligations hereunder), by any subscriber of any of the Offer Shares or any subsequent purchaser or transferee thereof or any other person claiming that he has suffered loss in respect of them as a result of:

(a)                              the Open Offer Documents not containing all the information required to be stated therein or on the grounds that any statement, estimate or forecast contained in the Open Offer Documents is untrue, inaccurate or misleading;

(b)                              the Open Offer Documents failing or being alleged to fail to disclose sufficient information necessary to enable an informed assessment to be made by a reasonable investor of the assets and liabilities, financial position, profits and losses and prospects of the Group or of the rights attaching to the Offer Shares;

(c)                               any claims and proceedings arising out of matters which constitute a breach of any of the Warranties;

(d)                              other than a non-compliance or breach by any of the Sole Underwriter of its obligations pursuant to clause 5.5, any breach of the laws or regulations of any country resulting from the allotment or issue of the Offer Shares or the distribution of the Open Offer Documents;

(e)                               any misrepresentation by either the Company or any of the Directors in connection with the Open Offer; or

(f)                                the allotment or issue of the Offer Shares,

including in any such case (but without prejudice to the generality of the foregoing) all costs, charges and expenses which the Sole Underwriter may properly and reasonably incur or bear in disputing any such claim made against them or establishing any claim on their part under the provisions of this clause 8.4 provided that this indemnity shall not relate to any claims or proceedings, costs or expenses arising from any negligent act, omission or default, on the part of the Sole Underwriter or its officers or employees and that the conduct of the defence (including any settlement of any such claim) shall be carried out by the Sole Underwriter after, and on the basis of, regular consultations with the Company.

8.5                            Save in respect of a breach of its obligations under clause 5.6, the Company shall not make any claim against the Sole Underwriter to recover any damages which the Company may suffer arising out of the performance by the Sole Underwriter of its obligations hereunder.

8.6                            If the Sole Underwriter becomes aware of any claim relevant for the purposes of clause 8.4, it shall give notice in writing thereof to the Company and shall take such action as the Company may reasonably request to avoid, dispute, resist, defend or appeal against the claim and any adjudication in respect thereof but subject to the Sole Underwriter being indemnified and secured to its reasonable satisfaction against all losses and expenses to which it might thereby render itself liable to suffer and incur including without limitation legal expenses reasonably and properly incurred by its legal advisers.

8.7                            The undertakings, Warranties and indemnities contained in this Agreement shall remain in full force and effect notwithstanding completion of the Open Offer and all matters and arrangements referred to in or contemplated by this Agreement.

9.                                   Warranties of the Sole Underwriter

9.1                            The Sole Underwriter represents and warrants to the Company that:

(a)                              it has the requisite power and authority to enter into and perform this Agreement;

(b)                              it has taken all necessary corporate or other action to enable it to enter and perform its obligations hereunder and no other consents, actions, authorisations or approvals are necessary to enable or authorise it to perform its obligations hereunder;

(c)                               this Agreement constitutes legal, valid and binding obligations of it in accordance with its terms;

(d)                              the execution of, and the performance by it of its obligations under this Agreement will not:

(i)                               violate, conflict with or result in a material breach of or constitute default under the terms, provisions or conditions of its constitutional documents; or

(ii)                            result in a material breach of any order, judgment, decree of any court, contract, commitment or arrangement to which it is a party or by which it is bound.

10.                            Termination and force majeure

10.1                     The Sole Underwriter reserves the right to terminate the arrangements set out in this Agreement by notice in writing given to the Company at any time before the Latest Termination Time, if one or more of the following events or matters (whether or not forming part of a series of events) shall or may occur, arise, or exist:

(a)                              the Sole Underwriter shall become aware of the fact that, or shall have reasonable cause to believe that, any of the Warranties was (when originally given or when repeated in accordance with the provisions of this Agreement) untrue, inaccurate, misleading or breached; or

(b)                              (i)                               any new law or regulation is enacted, or there is any change in existing laws or regulations or any change in the interpretation or application thereof by any court or other competent authority, whether in Hong Kong or elsewhere;

(ii)                            any occurrence of local, national or international event or change (whether or not forming part of a series of events or changes occurring or continuing before, and/or after the date of this Agreement) of a political, military, financial, economic or other nature (whether or not ejusdem generis with any of the foregoing), or in the nature of any local, national or international outbreak or escalation of hostilities or armed conflict, or affecting local securities markets;

(iii)                         any event of force majeure including, without limiting the generality thereof, any act of God, war, riot, public disorder, civil commotion, fire, flood, explosion, epidemic, terrorism, strike or lockout;

(iv)                        any other material adverse change in relation to the business or the financial or trading position or prospects of the Group as a whole whether or not ejusdem generis with any of the foregoing;

(v)                           any change of an exceptional nature in local, national or international equity securities or currency markets;

(vi)                        trading generally suspended or materially limited on, or by, the stock exchange of New York, Hong Kong or the PRC;

(vii)                     trading of any securities of the Company being suspended for 5 consecutive days on any exchange;

(viii)                  any material disruption in securities settlement, payment or clearance services in the United States, Hong Kong or the PRC authorities;

(ix)                        any moratorium on commercial banking activities having been declared by Federal or New York State, Hong Kong or PRC authorities;

(x)                           any change or development involving a prospective change in taxation or exchange controls in Hong Kong or elsewhere;

(xi)                        any litigation, claim or public investigation against the Company or any board member of the Company;

(xii)                     non-compliance of the Open Offer Documents with any applicable laws,

which event or events, in the sole and absolute discretion of the Sole Underwriter, is or are:-

1.                                   likely to have a material adverse effect on the business or financial or trading position or prospects of the Group as a whole;

2.                                   likely to have a material adverse effect on the success of the Open Offer or the level of Offer Shares taken up; or

3.                                   so material as to make it inappropriate, inadvisable or inexpedient to proceed further with the Open Offer.

10.2                     If before the Latest Termination Time:

(a)                              the Company commits any material breach of or omits to observe any of the material obligations or undertakings expressed to be assumed by it under this Agreement;

(b)                              the Sole Underwriter shall receive notification pursuant to clause 8.2 or 8.3 of, or shall otherwise become aware of, the fact that any of the material Warranties was, when given, untrue or inaccurate or would be untrue or inaccurate if repeated as provided in clause 8.2, and that the Sole Underwriter shall, in its sole and absolute opinion, determine that any such untrue Warranty represents or may represent a material adverse change in the financial or trading position or prospects of the Group taken as a whole or is otherwise likely to have a prejudicial effect on the Open Offer; or

(c)                               the Company shall, after any matter or event referred to in clause 8.3 has occurred or come to the Sole Underwriter’s attention, fail promptly to send out any announcement or circular (after the despatch of the Open Offer Documents), in such manner (and as appropriate with such contents) as the Sole Underwriter may reasonably request for the purpose of preventing the creation of a false market in the securities of the Company, the Sole Underwriter shall be entitled (but not bound) by notice in writing to the Company before the Latest Termination Time to elect to treat such matter or event as releasing and discharging the Sole Underwriters from its obligations under this Agreement.

10.3                     Upon the giving of notice pursuant to clause 10.1 or clause 10.2, all obligations of all the Sole Underwriter under this Agreement shall cease and determine and no party shall have any claim against any other party in respect of any matter or thing arising out of or in connection with this Agreement except in respect of any antecedent breach of this Agreement; provided however that the Company shall remain liable to pay all reasonable costs, charges and expenses which may have been incurred by the Sole Underwriter in connection with the Open Offer.

11.                            Successors bound

This Agreement shall be binding on and enure to the benefit of the parties to this Agreement, their respective successors, their permitted assigns and their respective personal representatives (as appropriate).

12.                            Assignment

No party to this Agreement shall assign or transfer any of its rights or obligations under this Agreement (all of which shall be incapable of assignment) or purport to do so.

13.                            General

13.1                     Further assurance

The parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties may reasonably require by notice in writing to the others to carry the provisions of this Agreement into full force and effect.

13.2                     Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the parties failing which, as regards any such date or period, time shall be of the essence of this Agreement.

13.3                     Entire agreement

This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with in this Agreement and supersedes any previous agreement between the parties in relation to such matters. The parties acknowledge that in entering into this Agreement they have not relied on any representation or warranty save as expressly set out in this Agreement or in any document referred to in this Agreement. No variation of this Agreement shall be valid or effective unless made by one or more instruments in writing signed by such of the parties which would be affected by such variation.

13.4                     Waiver

No failure to exercise and no delay in exercising on the part of any of the parties any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.5                     Severability

Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

13.6                     Counterparts

This Agreement may be executed in one or more counterparts and upon due execution of all the counterparts each party to this Agreement shall be bound notwithstanding that each counterpart is not executed by or on behalf of all the parties.

13.7                     Confidentiality

(a)                              Each of the parties undertake with each other that it shall treat as strictly confidential all information received or obtained by it or its employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the other parties and that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavours to prevent the publication or disclosure of any such information.

(b)                              The restrictions contained in clause 13.7(a) shall not apply so as to prevent the parties from making any disclosure required by law or by the Stock Exchange or regulatory or governmental body pursuant to rules to which the parties are subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (providing always that the provisions of this clause 13.7 shall apply to such professional adviser and the parties shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) nor shall the restriction apply in respect of any information which comes into the public domain otherwise than by a breach of this clause 13.7 by any party.

13.8                     Announcements

Subject as required by law or by the Stock Exchange or any other applicable regulatory authority in Hong Kong or Taiwan, no announcement or circular by or on behalf of the Company (and in particular no announcement relating to the Open Offer) shall be issued or despatched during the period from the date of this Agreement up to and including the date of despatch of the certificates for the Offer Shares without the prior written approval of the Sole Underwriter, such approval not to be unreasonably withheld or delayed.

14.                            Notices

14.1                     Delivery

All notices demands or other communications which are to be given under this Agreement shall be in writing and shall be addressed as shown below:

(a)                              if to the Company

Address:                                          48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

Facsimile:                                  +852 3605 8181

Attention:                                  Mr. Samuel Kong

(b)                              if to the Sole Underwriter

Address:                                           48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong

Facsimile:                                  +852 3605 8181

Attention:                                  Mr. Kam Yuen

or to such other address or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this clause.

14.2                     Receipt

Any such notice may be delivered personally or by prepaid post or sent by facsimile transmission and shall be deemed to have been effectively served:

(a)                              if by delivery in person, when delivered to the addressee;

(b)                              if by facsimile transmission, when dispatched, subject to machine-printed confirmation of receipt being received by the sender; and

(c)                               if by post:

(i)                                  on the second Business Day following the day of posting if sent from Hong Kong to the address of a recipient in Hong Kong; or

(ii)                               on the seventh Business Day following the day of posting if sent from Hong Kong to the address of any overseas recipient (and vice versa) unless actually received sooner but if the delivery or receipt is on a day which is not a Business Day, or is after normal office hours in the place of receipt, it is deemed to be given on the succeeding Business Day.

14.3                     Language

Each notice, demand or other communication and any other documents required to be delivered under this Agreement shall be either in English or accompanied by a certified translation into the English language.

15.                            Governing law, jurisdiction and process agent

15.1                     This Agreement is governed by and is to be construed in accordance with the laws of Hong Kong and the parties hereby agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

15.2                     Nothing in this Agreement shall limit the right of any party to commence any legal action against the other parties and/or their property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings, in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

15.3                     Each party waives any right it has to object to an action being brought in the courts of Hong Kong, to claim that such action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction. Each party also agrees that a final judgement against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgement shall be conclusive evidence of the matters contained in the judgement.

15.4                     The Sole Underwriter hereby appoints Mr. Kam Yuen of 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (Facsimile: +852 3605 8181) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named below (or its successor) no longer serves as agent of the Sole Underwriter for this purpose, it shall promptly appoint a successor agent and notify the Company in writing. The Sole Underwriter agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Company.

THE SCHEDULE

Warranties

1.                                   The recitals to this Agreement are true and accurate in all respects and there are no rights (whether conditional or unconditional), other than as contemplated and disclosed under this Agreement, in existence to require the issue of any shares or other securities of any member of the Group now or at any time hereafter and no further share capital or loan capital, other than as contemplated and disclosed under this Agreement, will be issued by any member of the Group and no alteration will be made in the rights attached to any of the shares in the share capital of any member of the Group pending the commencement of dealings in the fully paid Offer Shares.

2.                                   The Issue Price was determined by the Company after due and proper consideration and is fair and reasonable.

3.                                   The information relating to the Group supplied to the Sole Underwriter by the Company or its advisers for the purpose of the Open Offer is and was, when supplied or published, true and accurate and not misleading.

4.                                   Every statement of fact contained or to be contained in the Press Announcement and the Open Offer Documents (other than those made by the Underwriter) are or shall when made be true and accurate in all material respects and are not or shall not be misleading in any material respect and shall not, in the opinion of the Sole Underwriter, be materially adverse to the success of the Open Offer and there are no facts which are known or on reasonable enquiry could have been known to the Company which have not been disclosed to the Sole Underwriter and not disclosed in the Open Offer Documents, the omission of which could make any statement in the Open Offer Documents misleading, in any material respect or which in the context of the Open Offer are material for disclosure therein.

5.                                   The statements and the expressions of opinion, intention and expectation of the Company and the Directors contained or to be contained in the Press Announcement and the Open Offer Documents or in the documents referred to therein have been, or shall be, made after due and proper consideration, are fair and reasonable and based on facts known to the Company and the Directors and are truly and honestly held by the Directors and shall not contain anything which, in the absolute opinion of each Underwriter, is materially adverse to the success of the Open Offer. The forecasts and estimates contained or to be contained in the Press Announcement and the Open Offer Documents are honest and fair.

6.                                   The Open Offer Documents shall contain all material particulars required to comply in all respects with all Hong Kong statutory provisions so far as applicable and the requirements of the Stock Exchange and the issue of the Offer Shares in accordance with the Open Offer Documents shall comply with the CWMO, the Companies Law, the requirements of the Stock Exchange and all other relevant legislation or governmental regulations in Hong Kong or elsewhere and shall not involve any material breach of or default under any agreement, trust deed or instrument to which any member of the Group is a party which are materially adverse to the success of the Open Offer.

7.                                   The Company does not possess any non-public information relating to the Company or its business, operations or financial condition the release of which could materially affect the market activity in and/or the trading price of the shares of the Company and to the best knowledge of the directors of the Company there is not in existence any material information relating to the

Company which will be required to be disclosed by the Company under the Listing Rules or the Takeovers Codes.

8.                                   Subject to fulfilment of the conditions set out in clause 2.1, the Company has power under its memorandum of association and articles of association to, and has taken all necessary corporate or other action to enable it to, enter and perform its obligations under this Agreement and to make the Open Offer, to allot and issue the Offer Shares and to deal with the Offer Shares attributable to the Non-Eligible Shareholders as may be specified in the Open Offer Documents and no other consents, actions, authorisations or approvals are necessary to enable or authorise it to do any of the aforesaid.

9.                                   The obligations of the Company contained in this Agreement constitute the legal, valid and binding obligations of it in accordance with the terms of this Agreement.

10.                            The returns for taxation purposes which ought to have been made by or in respect of each company in the Group in Hong Kong or any other part of the world, have been duly made, and all returns are in all material respects up to date, correct and on a proper basis and are not the subject of any material dispute with the relevant revenue or other appropriate authorities and to the best of the knowledge, information and belief of the Company, there are no circumstances which might be the occasion of any such dispute.

11.                            Subject to fulfilment of the conditions set out in clause 2.1, the Company shall have available authorised share capital and Shareholders’ general mandate sufficient for the issue of the Offer Shares.

12.                            There has been no adverse change or development in the financial condition, or operations or prospects of any company in the Group since 31 March 2015 which would be considered, in the opinion of the Sole Underwriter, material in the context of the Open Offer.

13.                            There are existing valid policies of insurance against all liabilities, risks and losses against which it is normal or prudent to insure in respect of all property and assets owned by and all businesses carried on by the companies in the Group and nothing has been done or has been omitted to be done whereby any of the said policies has or may become void.

14.                            Each company in the Group is duly incorporated in and validly existing under the laws of its place of incorporation and has full power and authority to conduct its business as now carried on.

15.                            To the best of the knowledge, information and belief of the Company, all corporate or other documents required to be filed or registered in respect of the Company with the Registrars of Companies in Hong Kong and Cayman Islands in accordance with the CWMO and the Companies Law or in respect of other companies in the Group with the authorities in the relevant place of incorporation of such company have been duly filed as appropriate.

16.                            The statutory books and minute books of each company in the Group have been properly written up and no company in the Group has received any application or request for rectification of the register and compliance has been made with all other legal requirements concerning each company in the Group and all issues of shares, debentures or other securities thereof.

17.                            Each company in the Group has at all relevant times maintained in force all such licences as may be required by it for the purpose of carrying on the business of such company and has complied in all material respects with the terms and conditions on which such licences were issued and each company in the Group is not aware of any breach of the provisions of any ordinance, statute or regulations governing authorisation and/or such licences or of any reason why any such authorisation or licence should be withdrawn or cancelled or any conditions attached thereto be adversely altered in a material respect.

18.                            Save as disclosed to the Sole Underwriter in writing, each company in the Group has since 31 March 2015 or the respective dates to which the latest audited accounts of such companies were made up to (where applicable) carried on business in the ordinary and usual course and since such date no company in the Group has entered into any material contracts or commitments of an unusual or onerous nature.

19.                            No company in the Group has any material capital commitment other than those which have arisen in the usual and ordinary course of its business.

20.                            Save as disclosed in the latest published financial statements of the Group as at 31 March 2015, there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation or enquiry in progress or pending or threatened against any member of the Group (except for enquiries from the Stock Exchange relating to the very substantial disposal of the Company as disclosed in the circular of the Company dated 12 May 2014) nor is there any claim in progress, pending or threaten or any facts or circumstances which would give rise to a claim against any member of the Group, which individually or in the aggregate would have or have had a material adverse effect on the condition, financial, trading or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Group as a whole or which is individually or in the aggregate material for disclosure in the context of the transaction contemplated under this Agreement.

21.                            No circumstance has arisen such that any person is now or shall be entitled (or would with the giving of notice be entitled) to require payment of any indebtedness, or guarantee or indemnity of any liability of any company in the Group by reason of default or otherwise by any such company or any other person or otherwise.

22.                            No event has occurred, or (to the best of the knowledge, information and belief of the Company, its Directors or its officers) is about to occur, which constitutes or would constitute an infringement or default, or could result in the acceleration by reason of default, of any material obligation under any agreement, undertaking, instrument or arrangement to which any member of the Group is a party or by which any such member of the Group or any of its properties, revenues and assets are bound and which materially affects the business of the Group as a whole.

23.                            The Company shall take all steps as may be necessary to procure that the listing of and permission to deal in the Offer Shares are granted by the Stock Exchange as soon as practicable after the date of this Agreement and in any event before the Latest Termination Time.

24.                            The annual report of the Group in respect of the financial year ended 31 March 2015 (the “Accounts Date”), including the audited consolidated accounts of the Group are accurate and are not misleading and give a true and fair view of the state of affairs, financial position, assets and liabilities of the Group and, in particular, contain full provisions as at the Accounts Date, for all actual liabilities, proper provision for all contingent liabilities and adequate provisions for doubtful debts and obsolete and slow moving inventories of the Group, and since the Accounts Date, (i) there has been no material adverse change, nor any development involving a prospective material adverse change, in the condition, financial or otherwise , or in the earnings, business, operations or prospects of the Group taken as a whole; (ii) each member of the Group has carried on business in the ordinary and usual course so as to maintain it as a going concern; (iii) each member of the Group has continued to pay its creditors in the ordinary course of business; (iv) there has been no development or occurrence relating to the Company and/or the Group which is not in the public domain and which would reasonably be expected to be material to an investor in any Shares; and (v) all announcements and circulars to shareholders issued by or on behalf of the Company were true and accurate and not misleading in the context in which they were made.

25.                            The Offer Shares, when fully paid, shall be allotted and issued free from all liens, charges and encumbrances and third party rights, interests or claims of any nature whatsoever and shall rank pari passu in all respects with the Shares then in issue, including the right to receive all dividends and distributions which may be declared, made or paid on or after the date of allotment and issue of the Offer Shares.

26.                            The Open Offer Documents shall contain all information with regard to the Group which is or might be material for disclosure to a potential holder of the Offer Shares to enable Shareholders to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the Offer Shares.

27.                            The Company shall not from the date of this Agreement until after the Final Acceptance Date issue any Shares or issue or grant any share options or other securities convertible into, exchangeable for or which carry rights to acquire Shares (other than the Offer Shares).

28.                            Save for the dealings as disclosed in the Disclosure of Interest Forms filed with the Stock Exchange, none of the Directors has been involved in the buying and selling of the Shares on his own account during the past 6 months from the date of this Agreement.

29.                            None of the Company or any of its respective affiliates (as defined in Rule 501(b) of Regulation D under the US Securities Act) (“Regulation D”), or any person acting on behalf of any such person (i) has made or will, directly or indirectly, make offers or sales of any security, or has solicited or will, directly or indirectly, solicit offers to buy, or has otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Offer Shares under the Securities Act; or (ii) has offered or sold, or will offer, sell, pledge or otherwise transfer, any Offer Shares outside the United States except in offshore transactions in accordance with Regulation D under the Securities Act.

30.                            The Company shall duly do all things to be done by it pursuant to the Open Offer Documents or otherwise necessary to give effect to the Open Offer and arrangements contemplated by this Agreement, including (without limitation) the preparation, execution and delivery of all documents specified or contemplated herein.

Signing page

This Agreement has been signed by the authorized representatives of the parties hereto as of the day and year first above written.

SIGNED by	)	/s/ Kam Yu KONG
for and on behalf of	)
GOLDEN MEDITECH HOLDINGS LIMITED	)
in the presence of:	)

Signing page

SEALED with the COMMON SEAL of	)	/s/ Yuen KAM
BIO GARDEN INC.	)
and SIGNED by	)
in the presence of:	)